Exhibit 99.1

Juniata Valley Financial Corp. Announces Completion of Liverpool Merger and First Quarter Results

MIFFLINTOWN, Pa., May 03, 2018 (GLOBE NEWSWIRE) --

Liverpool Merger Completed

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”) today announced that its acquisition of Liverpool Community Bank (“Liverpool”) was completed on April 30, 2018.

Execution of an agreement and plan of merger between Juniata and Liverpool was announced on December 29, 2017. Pursuant to the merger agreement, Liverpool was merged with and into Juniata’s subsidiary bank, The Juniata Valley Bank, and the Liverpool shareholders will receive a combination of Juniata stock and cash for their Liverpool shares, with the transaction valued at approximately $12.6 million. Liverpool will now operate as the Liverpool Community Office of The Juniata Valley Bank.

The transaction expands Juniata’s footprint in Perry County and Juniata now operates a total of 16 community offices in Pennsylvania. The consolidated assets of the combined company were approximately $640.0 million as of April 30, 2018.

Marcie A. Barber, President and Chief Executive Officer of Juniata stated, “Juniata acquired 39.16% of Liverpool’s outstanding stock in 2006. Our alliance with management and staff over the past twelve years has resulted in our thorough understanding of Liverpool’s customers and market. We look forward to introducing new financial services and products to the Liverpool community while maintaining the exemplary customer service they trust and value.”

Sandler O’Neill + Partners, LP acted as financial advisor and Barley Snyder LLP acted as legal advisor to Juniata in the transaction. The Kafafian Group, Inc. acted as financial advisor and Pillar + Aught acted as legal advisor to Liverpool.

Earnings Announcement

Juniata’s first quarter 2018 net income was $1,327,000, representing an annualized return on average assets of 0.89% and an annualized return on average equity of 9.15%. Earnings per share for the first quarter of 2018 were $0.28. Net income of $1,459,000 in the first quarter of 2017, which included $519,000 more in gains realized on the sale of securities than the current year’s first quarter, was 9.0% greater than net income in the first quarter of 2018. In the first quarter of 2017, annualized return on average assets was 1.00%, annualized return on average equity was 9.83% and earnings per share were $0.31. Ms. Barber stated, “We are proud of Juniata’s first quarter earnings, as the building blocks of normal earnings show good improvement over prior periods. Loan balances are up over $5.0 million from year end and net of security gains, non-interest income grew nearly 7.0% over first quarter 2017”.

Net interest income increased during the three months ended March 31, 2018 by $98,000, or 2.2%, when compared to the three months ended March 31, 2017. Average earning assets increased $9.0 million, primarily due to an $8.3 million increase in average loans, and the yield on earning assets increased to 3.97% during the three months ended March, 31 2018 from 3.85% in the same period in 2017. In addition, the yield on interest bearing liabilities increased from 0.61% during the three months ended March 31, 2017 to 0.77% in the same period in 2018; however, the average balance of interest bearing liabilities over the period remained relatively stable, increasing by $150,000 during the 2018 period compared to the 2017 period.

Non-interest income was $1,174,000 in the first quarter of 2018 compared to $1,616,000 in the first quarter of 2017, a decrease of $442,000. Most significantly impacting the comparative first quarter periods was the net gain on the sales and calls of investment securities of $504,000 recorded in the first quarter of 2017, while a net loss of $15,000 was recorded in the first quarter of 2018. Excluding the impact of the securities gains, non-interest income grew by 6.9%, due primarily to increases in debit card activity, trust fees and fees derived from loan activity.

Non-interest expense was $4,405,000 for the three months ended March 31, 2018 versus $4,269,000 for the same period in 2017, an increase of $136,000. Included in the first quarter of 2018 was $64,000 in merger-related expenses, with no similar expense recorded in the comparable 2017 period. Occupancy and equipment expense increased $75,000 due to the completion and occupation of a relocated banking office at the end of 2017 and amortization expense increased $80,000 due to the additional investment in phase II of Juniata’s low income elderly housing tax credit investment, with no similar expense recorded in the first quarter of 2017. Partially offsetting these increases, were cost reductions in employee benefits relating to medical insurance and defined benefit expense. Juniata’s income tax provision in the first quarter of 2018 was $401,000 less than the tax provision in the comparable quarter in 2017 as a result of lower taxable income in the 2018 period as well as the reduction in the federal income tax rate to 21% in 2018 versus 34% in 2017.

Total assets at March 31, 2018 were $594,984,000, an increase of 0.5% compared to December 31, 2017. Through the first quarter of 2018, loan balances averaged $390,023,000 compared to average loan balances in the first quarter of 2017 of $381,719,000, an increase of 2.2%. Average deposit balances increased by 4.2%, while average borrowings and other interest bearing liabilities declined 14.4% in the first quarter of 2018 compared to the first quarter of 2017.

On April 17, 2018, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on June 1, 2018 to shareholders of record on March 15, 2018.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC. Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with sixteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “believes”, “expects”, “anticipates”, “may”, “should”, “will”, “could”, “estimates”, “projects”, “predicts”, “potential”, “continue”, “plans”, “future” “intends”, “goal”, “strategy”, “likely”, “seek” and similar expressions. Any forward-looking statement made by us in this document is based only on information currently available to us and speaks only as of the date when made. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Forward-looking statements are not historical facts or guarantees of future performance, events or results, and are subject to potential risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from this forward-looking information. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in Juniata’s Annual Report on Form 10-K for the year ended December 31, 2017.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

	(Unaudited)
(Dollars in thousands, except share data)	March 31,	December 31,
	2018	2017
ASSETS
Cash and due from banks	$12,130	$9,839
Interest bearing deposits with banks	22	58
Cash and cash equivalents	12,152	9,897

Interest bearing time deposits with banks	350	350
Equity securities (fair value adjustment in net income)	1,113	-
Securities available for sale	147,449	153,824
Restricted investment in bank stock	2,904	3,104
Investment in unconsolidated subsidiary	4,845	4,812
Total loans	389,180	383,904
Less: Allowance for loan losses	(3,035)	(2,939)
Total loans, net of allowance for loan losses	386,145	380,965
Premises and equipment, net	8,724	8,887
Other real estate owned	377	355
Bank owned life insurance and annuities	15,045	14,972
Investment in low income housing partnerships	5,145	5,245
Core deposit and other intangible	184	195
Goodwill	5,448	5,448
Mortgage servicing rights	221	225
Accrued interest receivable and other assets	4,882	3,666
Total assets	$594,984	$591,945

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$119,567	$115,911
Interest bearing	368,559	361,757
Total deposits	488,126	477,668

Securities sold under agreements to repurchase	4,240	9,769
Short-term borrowings	12,000	12,000
Long-term debt	25,000	25,000
Other interest bearing liabilities	1,566	1,593
Accrued interest payable and other liabilities	6,053	6,528
Total liabilities	536,985	532,558
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share: Authorized 20,000,000 shares
Issued -
4,816,831 shares at March 31, 2018;
4,811,611 shares at December 31, 2017
Outstanding -
4,772,948 shares at March 31, 2018;
4,767,656 shares at December 31, 2017	4,816	4,811
Surplus	18,575	18,565
Retained earnings	41,310	40,876
Accumulated other comprehensive loss	(5,869)	(4,034)
Cost of common stock in Treasury:
43,883 shares at March 31, 2018;
43,955 shares at December 31, 2017	(833)	(831)
Total stockholders' equity	57,999	59,387
Total liabilities and stockholders' equity	$594,984	$591,945

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share data)	March 31,
	2018	2017
Interest income:
Loans, including fees	$4,551	$4,370
Taxable securities	775	683
Tax-exempt securities	103	114
Other interest income	10	7
Total interest income	5,439	5,174
Interest expense:
Deposits	594	469
Securities sold under agreements to repurchase	15	3
Short-term borrowings	84	62
Long-term debt	93	85
Other interest bearing liabilities	8	8
Total interest expense	794	627
Net interest income	4,645	4,547
Provision for loan losses	158	105
Net interest income after provision for loan losses	4,487	4,442
Non-interest income:
Customer service fees	412	433
Debit card fee income	292	270
Earnings on bank-owned life insurance and annuities	81	84
Trust fees	102	84
Commissions from sales of non-deposit products	50	47
Income from unconsolidated subsidiary	69	47
Fees derived from loan activity	95	45
Mortgage banking income	19	33
(Loss) gain on sales and calls of securities	(15)	504
Unrealized loss on equity securities	(6)	-
Other non-interest income	75	69
Total non-interest income	1,174	1,616
Non-interest expense:
Employee compensation expense	1,792	1,739
Employee benefits	564	654
Occupancy	318	295
Equipment	207	155
Data processing expense	416	417
Director compensation	54	60
Professional fees	177	142
Taxes, other than income	113	134
FDIC Insurance premiums	70	91
Loss on sales of other real estate owned	-	13
Amortization of intangibles	11	17
Amortization of investment in low-income housing partnerships	200	120
Merger and acquisition expense	64	-
Other non-interest expense	419	432
Total non-interest expense	4,405	4,269
Income before income taxes	1,256	1,789
Income tax provision	(71)	330
Net income	$1,327	$1,459
Earnings per share
Basic	$0.28	$0.31
Diluted	$0.28	$0.31
Cash dividends declared per share	$0.22	$0.22
Weighted average basic shares outstanding	4,770,389	4,756,517
Weighted average diluted shares outstanding	4,787,769	4,762,090